Exhibit 4.1

THIS DEBENTURE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS DEBENTURE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THIS DEBENTURE.

Original Issue Date: April 29, 2009	$

ENABLE HOLDINGS, INC.

12% SENIOR SECURED DEBENTURE

DUE OCTOBER 29, 2011

THIS DEBENTURE is one of a series of duly authorized and validly issued 12% Senior Secured Debentures of Enable Holdings, Inc., a Delaware corporation (the “Company”), having its principal place of business at 8725 W. Higgins Road, Suite 900, Chicago, Illinois 60631, designated as its 12% Senior Secured Debenture due October 29, 2011 (this debenture, the “Debenture” and, collectively with the other debentures of such series, the “Debentures”). This Debenture is one of a series of Debentures issued in connection with a Private Placement Memorandum dated as of March 9, 2009 (the “PPM”) as amended or supplemented.

FOR VALUE RECEIVED, the Company promises to pay to                          or his, her or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $                     on October 29, 2011 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

Section 1.               Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of the Debentures and the Securities issued together with the Debentures), or (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a three year period of more than one-half of the members of the Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

“Conversion Price” shall have the meaning set forth in Section 2(a).

“Debenture Register” shall have the meaning set forth in Section 3(c).

“Event of Default” shall have the meaning set forth in Section 7.

“Interest Payment Date” shall have the meaning set forth in Section 3(a).

“Market Price” shall mean the average closing price of the Company’s Common Stock on the principal exchange or OTC Bulletin Board or the Pink sheets for the five (5) days prior to the date in issue.

“Original Issue Date” means the date of the first issuance of the Debenture, regardless of any transfers of the Debenture and regardless of the number of instruments which may be issued to evidence such Debenture.

“Permitted Indebtedness” means(a) the indebtedness evidenced by the Debentures, (b) the Indebtedness existing on the Original Issue Date, (c) indebtedness that (i) is expressly subordinate to the Debentures pursuant to a written subordination agreement with the Holders that is acceptable to each Holder in its sole and absolute discretion and (ii) matures at a date later than the 91st day following the Maturity Date,  (d) trade payables incurred in the ordinary course of the Company’s business, (e) purchase money indebtedness issued by Cari Bloom Management, Inc. on behalf of the Borrower to purchase inventory incurred in the past or to be incurred in the future, (f) credit facilities established by the Company with third parties for the future purchase of inventory and the proceeds derived from such inventory provided that any security interest or lien granted to such provider is limited to inventory purchased under the credit facility and (g) the indebtedness evidenced by Debentures.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) Liens existing on the Original Issue Date and incurred in connection with clauses (a) and (b) under the definition of Permitted Indebtedness; and (d) Liens incurred in connection with Permitted Indebtedness under clause (c) under the definition of Permitted Indebtedness.

Section 2.               Conversion.

(a)           The Holder may, at any time prior to the Maturity Date, convert all or any part of the principal amount and accrued interest hereof into common stock, par value $0.001per share (“Common Stock”)  of the Company at a conversion price equal to Fifty

Cents ($0.50) per share.  The number of shares into which this Debenture is convertible and the conversion price shall be appropriately adjusted to reflect dividends paid in stock, stock splits, and other events as hereinafter provided.  The conversion price in effect from time to time is herein called the “Conversion Price.”  The Company shall not issue any fraction of a share of Common Stock on any conversion pursuant to the terms of this Debenture.  Upon the surrender to the Company of this Debenture for conversion, the Holder shall be entitled to receive the number of full shares of Common Stock equal to the quotient (exclusive of fractions) obtained by dividing the principal amount of this Debenture then outstanding by the Conversion Price, and an amount in cash as an adjustment in lieu of any fraction of a share resulting from such division, equal to such fraction multiplied by the Market Price of one share of common Stock on the trading day prior to the date of surrender of this Debenture for conversion.

(b)           To convert this Debenture to shares of Common Stock, this Debenture shall be surrendered to the Company at its principal office or at such other office or agency as the Company may authorize for such purpose, endorsed or accompanied by a written letter instructing the company of the holders intent to convert, duly executed by the Holder or his or her attorney or other signatory duly authorized in writing.

(c)           The Company shall issue and deliver, in exchange for that portion of this Debenture so surrendered for conversion, within five business days of the date of surender, certificates representing the number of shares of Common Stock into which such Debenture shall be convertible, issued in the name of the Holder or in such name or names as the Holder may direct; plus a replacement debenture for the amount not so converted, if applicable.  The conversion right in respect of this Debenture shall be deemed to be exercised upon the receipt by the Company of the Debenture so surrendered, duly endorsed or accompanied by a written instrument as above provided.  The Holder of this Debenture shall be deemed to have become a shareholder of record as of the date upon which this Debenture shall have been so received, provided the requirements hereof are complied with.  Thereupon, this Debenture shall be deemed to be satisfied and discharged and no longer outstanding for any purpose.  The receipt of this Debenture so surrendered shall constitute full payment for the shares issued in conversion thereof. Te Company shall provide, at its cost, any legal opinion required by its transfer agent in connection with the issuance of the shares upon conversion.  If allowed under Rule 144 as promulgated by the SEC, the share certificates shall be issued without restrictive legend.

(d)           The number of shares of Common Stock into which this Debenture is convertible and the Conversion Price shall be subject to adjustment from time to time as follows:

(i)            In the event the Company declares a dividend on its Common Stock payable in Common Stock or securities convertible into Common Stock, or in any rights or options to purchase Common Stock or securities convertible into Common Stock but not cash, the Holder shall, upon conversion of this Debenture, be entitled to receive Common Stock at the Conversion Price, and, in addition and without having to make additional payments, stock, or other securities which such Holder would have received by way of such dividend as if continuously since the record date for any such dividend the Holder (i) had been the record holder of the number of shares of Common Stock then received, and (ii) had retained all prior dividends or distributions in stock or securities payable in respect of such Common Stock or in respect of any stock or securities paid as dividends and originating directly or indirectly from such Common Stock.

(ii)           In the event the Company shall, during the time this Debenture is outstanding, subdivide its outstanding Common Stock into a greater number of shares, or shall combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Price shall be proportionately adjusted to reflect the respective reduction or increase in value of each such share of Common Stock.

(iii)          If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of the Company’s Common Stock shall be entitled to receive stock, other securities, or assets with respect to or in exchange for such Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, the Holder shall have the right to acquire upon the basis and upon the terms and conditions specified in this Debenture and in lieu of the shares of Common Stock that could be acquired immediately theretofore, such shares of stock, other securities, or assets as would have been issued or delivered to the Holder as if the Holder had converted this Debenture prior to such reorganization, reclassification, consolidation, merger, or sale.

(d)           Upon an adjustment of the Conversion Price, the Company shall give, within ten  days, written notice thereof, by first class mail, postage prepaid, addressed to the Holder, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares that may be acquired at such price upon the conversion of this Debenture, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  No failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity thereof except as to the Holder to whom the Company failed to mail such notice or except as to the Holder whose notice was defective.  The affidavit of an officer of the Company that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 3.               Interest.

(a)    Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 12% per annum, payable quarterly beginning on the first day of the month which is the fourth month after the date of this Debenture (such date, the “Interest Payment Date”) (if any Interest Payment Date is not a business day, then the applicable payment shall be due on the next succeeding business day), in cash f.

(b)           (c)   Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”).

(d)   Prepayment.  The Company may prepay all or any portion of the principal amount of this Debenture at any time upon 10 days prior written ‘ notice to the Holder.

Section 4.               Security.  The holder of this Debenture is entitled to the rights as secured party  as described   in a Security Agreement of even date herewith.

Section 5.               Registration of Transfers and Exchanges.

(a)   Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of exchange.

(b)   Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Subscription Agreement and Letter of Investment Intent and may be transferred or exchanged only in compliance with applicable federal and state securities laws and regulations.

(c)   Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 6.               Covenants. As long as any portion of this Debenture remains outstanding, the Company shall not, and shall not permit any of its subsidiaries (whether or not a Subsidiary on the Original Issue Date) without the written consents of the Holders holding a majority in dollar value of the Debentures, to, directly or indirectly:

(a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(b) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c) amend its charter documents, including, without limitation, its Certificate of Incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder; provided, however, the Holder agrees that the Company’s increase of its authorized Common Stock shall not constitute an amendment of its charter that materially and adversely affects any rights of the Holder and therefore no consent of the Holders’ is required in connection therewith;

(d) At any time when the Company is in default under the Debentures, repay, repurchase or offer to repay, repurchase or otherwise acquire any indebtedness, other than the Debentures if on a pro-rata basis, other than regularly scheduled principal and interest payments as such terms are in effect as of the Original Issue Date and on Permitted Indebtedness; and

(e)   pay cash dividends or distributions on any equity securities of the  Company.

(f)    enter into any agreement with respect to any of the foregoing.

Section 7.               Events of Default.

(a)    “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of the principal amount of any Debenture or interest owing to a Holder on any Debenture, as and when the same shall become due and payable which default, solely in the case of an interest payment, is not cured within ten days;

(ii) the Company shall fail to observe or perform any other covenant or agreement contained in the Debentures which failure is not cured, if possible to cure, within the earlier to occur of (A) ten days after notice of such failure sent by the Holder or by any other Holder and (B) ten days after the Company has become or should have become aware of such failure;

(iii) the Company or any Significant Subsidiary  or any Guarantor of this Debenture (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

(iv) the Company or any subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $150,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(v) the Company shall be a party to any Change of Control Transaction;

(vi) any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $150,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five calendar days;

(vii) the Company shall be in default under the Company’s outstanding 18% Secured Convertible Debentures in the outstanding principal amount of $2,450,000

(viii) the Company shall be in default of the Intercreditor Agreement dated as of April 29, 2009 by and among the original holder of this Debenture, the Company and certain other persons; or

(ix) the Company shall be in default of the Security Agreement dated as of April 29, 2009 by and among the original holder of this Debenture and the Company

(b)   Remedies Upon Event of Default.

(i)            If any Event of Default occurs, the outstanding principal amount of this Debenture, plus accrued but unpaid interest through the date of acceleration, shall immediately become due and payable in cash.  Upon the payment in full of such outstanding principal amount of this Debenture, plus accrued but unpaid interest, the Holder shall promptly surrender this Debenture to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the

Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 7(b)(i). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 8.               Miscellaneous.

(a)    Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number or address as the Company may specify for such purpose by notice to the Holder delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of the Holder appearing on the books of the Company, or if no such facsimile number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page prior to 5:30 p.m. (Chicago time), (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page between 5:30 p.m. (Chicago time) and 11:59 p.m. (Chicago time) on any date, (iii) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)    Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein as well as the 18% Senior Secured Debentures which were issued by the Company between October 14, 2008 and November 21, 2008 to various holders in the total outstanding principal amount of $2,450,000.

(c)    Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

(d)     Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without regard to the principles of conflict of laws thereof.

(e)    Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver by the Company or the Holder must be in writing.

(f)    Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(g)    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

(h)     Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(i)     Assumption.  Any successor to the Company or any surviving entity in a Change of Control Transaction shall (i) assume, prior to such Change of Control Transaction, all of the obligations of the Company under this Debenture and pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new debenture of such successor entity evidenced by a written instrument substantially similar in form and substance to this Debenture, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Debenture and having similar ranking to this Debenture, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed).

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

ENABLE HOLDINGS, INC.

By:
Name: Jeffrey D. Hoffman
Title: Chief Executive Officer